Exhibit 5.1

December 20, 2017

Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624

Re:       Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Transcat, Inc., an Ohio corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration and public offering by the Company, from time to time, pursuant to Rule 415 under the Securities Act, of up to $50,000,000 in the aggregate amount of any combination of the following:

(i) common stock, $0.50 par value per share, of the Company, including any shares of common stock underlying Warrants, Purchase Contracts, or Units, each as defined below (the “Common Stock”);

(ii) warrants to purchase Common Stock (the “Warrants”);

(iii) purchase contracts for the purchase or sale of our Common Stock (the “Purchase Contracts”); and

(iv) units consisting of any combination of Common Stock, Warrants or Purchase Contracts (the “Units”), having an aggregate initial public offering price not to exceed $50,000,000, in each case on terms to be determined at the time of offering by the Company.

The Common Stock, Warrants, Purchase Contracts and Units are collectively referred to herein as the “Securities.” The Securities will be offered in amounts, at prices and on terms to be set forth in supplements (each, a “Prospectus Supplement”) to the prospectus (the “Prospectus”) contained in the Registration Statement.

1600 BAUSCH & LOMB PLACE ROCHESTER, NY 14604-2711 PHONE: 585.232.6500 FAX: 585.232.2152
ROCHESTER, NY ● BUFFALO, NY ● ALBANY, NY ● CORNING, NY ● NEW YORK, NY

December 20, 2017

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Warrant, Unit or Purchase Contracts), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s certificate of incorporation as then in effect.

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance”

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with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”) and (b) the issuance of such Securities in accordance with the Authorization therefor upon receipt by the Company of the consideration (which, in the case of shares of Common Stock, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization and (c) any definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto and, if applicable, (d) certificates representing such Securities have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise; and

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with respect to Warrants, Units or Purchase Contracts (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued and (b) the establishment of the terms of such Securities, and the execution and delivery of such Securities, in conformity with any applicable agreement under which such Securities are to be issued and applicable law and (c) any Securities issuable upon conversion, exchange, redemption or exercise of such Warrants, Units or Purchase Contracts being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption, or exercise.

December 20, 2017

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Upon the Future Authorization and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.	Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

3.	Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company.

4.	Upon the Future Authorization and Issuance of Purchase Contracts, such Purchase Contracts will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

The opinions expressed herein are limited exclusively to the laws of the State of New York, and applicable provisions of the Ohio General Corporation Law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

December 20, 2017

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP